Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports First Quarter 2023 Results

SYRACUSE, N.Y. — April 25, 2023 — Community Bank System, Inc. (the “Company”) (NYSE: CBU) reported first quarter 2023 net income of $5.8 million, or $0.11 per fully-diluted share. This compares to $47.1 million of net income, or $0.86 per fully-diluted share for the first quarter of 2022. The $0.75 decrease in earnings per share was primarily due to the impact of the previously announced strategic balance sheet repositioning executed during the quarter to provide the Company with greater flexibility in managing balance sheet growth and deposit funding. During the quarter, the Company sold certain available-for-sale investments securities and used the proceeds to pay down overnight borrowings with rising and comparatively high variable interest rates. As a result, a $52.3 million pre-tax realized loss on the investment security sales was recognized during the quarter which negatively impacted GAAP earnings per share by $0.75. In addition, increases in the provision for credit losses and operating expenses were offset by increases in net interest income and noninterest revenues, lower income taxes and a decrease in fully-diluted shares outstanding. Comparatively, the Company recorded $0.97 in fully-diluted earnings per share for the linked fourth quarter of 2022. The Company’s deposit base and liquidity position continues to be strong, as the Company maintained total immediately available liquidity sources at the end of the quarter of $4.69 billion, over double its estimated uninsured deposits, net of collateralized deposits, which represent less than 20% of first quarter ending total deposits. Additionally, total ending deposits increased $98.4 million, or 0.8%, from December 31, 2022.

Operating earnings per share, a non-GAAP measure, which excludes acquisition expenses, acquisition-related contingent consideration adjustments, loss on sales of investment securities, unrealized loss (gain) on equity securities and gain on debt extinguishment, net of tax, was $0.86 for the first quarter of 2023, as compared to $0.87 for the first quarter of 2022 and $0.96 for the fourth quarter of 2022. The $0.01 decrease in operating earnings per share on a year over year basis was driven by a decrease in banking-related noninterest revenues, an increase in the provision for credit losses and higher operating expenses, partially offset by increases in net interest income and financial services business revenues, and decreases in income taxes and fully-diluted shares outstanding. The $0.10 decrease in operating earnings per share from the fourth quarter of 2022 was driven by various factors, including a decrease in net interest income, an increase in the provision for credit losses, lower deposit service and other banking fees and higher operating expenses, offset, in part, by an increase in financial services business revenues and lower income taxes.

First quarter 2023 adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, which excludes income taxes, the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, loss on sales of investment securities, gain on debt extinguishment and unrealized loss (gain) on equity securities from net income, of $1.16 was up $0.04 as compared to the first quarter of 2022 and down $0.13 as compared to the fourth quarter of 2022.

First Quarter 2023 Performance Highlights:

❖	GAAP EPS
•	$0.11 per share, down from $0.86 per share for the first quarter of 2022
❖	Operating EPS (non-GAAP)
•	$0.86 per share, down $0.01 per share from the first quarter of 2022
❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)
•	$1.16 per share, up $0.04 per share from the first quarter of 2022
❖	Return on Assets / Return on Assets – Operating (non-GAAP)
•	0.15% / 1.24%
❖	Return on Equity / Return on Equity – Operating (non-GAAP)
•	1.49% / 12.04%
❖	Total Deposits
•	Up $98.4 million, or 0.8%, from the end of the fourth quarter of 2022
❖	Total Deposit Funding Costs / Total Cost of Funds
•	0.31% / 0.44%
❖	Net Interest Margin (Fully Tax-Equivalent)
•	3.20%, up 18 basis points from 3.02% for the fourth quarter of 2022

❖	Total Loans
•	Up $172.9 million, or 2.0%, from the end of the fourth quarter of 2022
❖	Annualized Loan Net Charge-Offs
•	0.07%

“We are pleased with the core revenue performance of both our banking and nonbanking businesses despite the Company’s first quarter operating expenses being a bit elevated due to higher compensation and benefit related expenses and other factors,” commented Mark E. Tryniski, President and CEO. “Excluding net realized and unrealized securities gains and losses and gain on debt extinguishment, the Company generated $176.6 million in total operating revenues in the first quarter. This represents a $16.1 million, or 10.0%, increase over the prior year’s first quarter and a $0.7 million, or 0.4%, increase over linked fourth quarter results. The Company’s net interest margin for the quarter of 3.20%, was 47 basis points higher than the prior year’s first quarter of 2.73% and up 18 basis points over the linked fourth quarter’s net interest margin of 3.02%. In addition, the Company’s ending loans increased for the seventh consecutive quarter, and despite the turmoil in the banking industry, ending deposit balances were up in the quarter. The Company recorded GAAP earnings per share of $0.11, as compared to $0.86 in the prior year’s first quarter. During the first quarter, the Company repositioned its balance sheet by selling certain available-for-sale investment securities with a market value of $733.8 million, the proceeds of which were used to pay down overnight borrowings with rising and comparatively high variable interest rates. In connection with this transaction, the Company recorded a $52.3 million pre-tax realized loss on the sale, negatively impacting the quarterly GAAP earnings per share by $0.75. Excluding the realized loss on the sale of the available-for-sale securities, acquisition expenses and gain on debt extinguishment, the Company recorded $0.86 per share on a non-GAAP operating basis, $0.01 per share less than the prior year’s first quarter operating earnings per share of $0.87.”

Mr. Tryniski further noted, “Despite solid operating revenues in the quarter, the Company’s operating earnings per share decreased a penny compared to the prior year’s first quarter largely due to an increase in the provision for credit losses and higher operating expenses. Although asset quality remains strong, the Company recorded $3.5 million in the provision for credit losses during the first quarter of 2023, a $2.6 million increase over the prior year’s first quarter primarily due to an adverse change in the economic outlook. Operating expenses increased $14.2 million, or 14.3%, over the prior year’s first quarter driven by higher salaries and employee benefits expense and an increase in other expenses that included the impact of the Elmira Savings Bank (“Elmira”) acquisition from the second quarter of 2022. For the remaining three quarters of 2023, management anticipates that total operating expenses, excluding any future acquisition activities, will remain generally in line with first quarter levels. Deposit service and other banking fees decreased $0.7 million, or 4.4%, as compared to the first quarter of 2022, as the Company implemented certain deposit fee changes, including the elimination of nonsufficient and unavailable funds fees, late in the fourth quarter of 2022. Total revenues for the financial services businesses increased $0.5 million, or 1.1%, over the first quarter of 2022, driven by an increase in insurance services revenues.”

“At the end of the first quarter, the Company maintained total liquidity sources of $4.69 billion, including $1.54 billion of borrowing capacity at the Federal Reserve Bank, $1.84 billion of borrowing availability at the Federal Home Loan Bank, $1.21 billion of unencumbered high grade investment securities and $109.7 million of cash and cash equivalents, net of float. These sources of immediately available liquidity represent over 200% of the Company’s estimated uninsured deposits, net of collateralized deposits. The Company’s deposit base is well diversified across customer segments, comprised of approximately 63% consumer, 25% business and 12% municipal, and broadly dispersed with an average deposit account balance of under $20,000. The cycle-to-date deposit beta for the Company is 5%, reflective of a high proportion of non-interest bearing deposits, representing over 30% of total deposits, and the composition and stability of the customer base. In addition, 74% of the Company’s total deposits were in checking and savings accounts at the end of the first quarter. The Company does not currently utilize brokered or wholesale deposits and total deposits were up approximately 1% from the end of the prior quarter. We believe the Company’s strong liquidity profile, capital reserves, core deposit base, asset quality and revenue profile provide a solid foundation for future opportunities and growth,” Mr. Tryniski concluded.

The Company recorded total revenues of $124.5 million in the first quarter of 2023, a decrease of $36.0 million, or 22.4%, from the prior year’s first quarter. The decrease in total revenues between the periods was primarily driven by the previously mentioned $52.3 million pre-tax realized loss on the sale of certain available-for-sale investment securities associated with the Company’s first quarter 2023 balance sheet repositioning. Total operating revenues, which excludes net realized and unrealized securities gains and losses and gain on debt extinguishment, were $176.6 million in the first quarter of 2023, an increase of $16.1 million, or 10.0%, from the prior year’s first quarter. This increase was driven by a $16.2 million, or 17.0%, increase in net interest income and a $0.5 million, or 1.1%, increase in financial services business revenues, offset, in part, by a $0.6 million, or 3.6%, decrease in banking noninterest revenues. Comparatively, total revenues were down $51.4 million, or 29.2%, from fourth quarter 2022 results, but up $0.7 million, or 0.4%, on an operating basis, excluding net realized and unrealized securities gains and losses and gain on debt extinguishment. The linked quarter increase in total operating revenues was due to a $4.5 million, or 10.0%, increase in financial services business revenues, partially offset by a $1.2 million, or 1.1%, decline in net interest income and a $2.6 million, or 13.6%, decrease in banking noninterest revenues.

The Company recorded net interest income of $111.0 million in the first quarter of 2023. This compares to $94.9 million of net interest income recorded in the first quarter of 2022. Between comparable periods, the combination of net interest margin expansion being partially offset by a decline in interest-earning assets drove a $16.2 million, or 17.0%, increase in net interest income. The Company’s tax equivalent net interest margin increased by 47 basis points from 2.73% in the first quarter of 2022 to 3.20% in the first quarter of 2023, while average interest-earning assets decreased $31.8 million, or 0.2%. The tax equivalent yield on average interest-earning assets in the first quarter of 2023 of 3.63% was 82 basis points higher than the tax equivalent yield on average interest-earning assets of 2.81% in the first quarter of 2022. Comparatively, the Company recorded net interest income of $112.2 million during the fourth quarter of 2022, which was $1.2 million more than first quarter 2023 results, while the tax equivalent net interest margin was 3.02%, or 18 basis points lower.

Interest income and fees on loans increased $27.9 million, or 38.4%, from $72.5 million in the first quarter of 2022 to $100.4 million in the first quarter of 2023. Average total loans outstanding increased $1.49 billion, or 20.2%, between the comparable quarterly periods, while the tax equivalent loan yield increased 60 basis points from 3.99% in the first quarter of 2022 to 4.59% in the first quarter of 2023. The increase in the tax equivalent loan yields between the periods was due to market-related increases in interest rates on new loans, a significant increase in variable and adjustable rate loan yields driven by rising market interest rates, including the prime rate, and a high level of new loan originations. Comparatively, the Company recorded $96.2 million of interest income and fees on loans during the fourth quarter of 2022, while the tax equivalent yield on loans was 4.39%.

Interest income on investments, including cash equivalents, increased $0.3 million, or 1.3%, between the first quarter of 2022 and the first quarter of 2023. The increase in interest income on investments was driven primarily by changes in market interest rates and changes in the composition of investment securities and interest-earning cash equivalents, along with the impact of the previously mentioned balance sheet repositioning related to the sales of certain available-for-sale investment securities. The average book value of investment securities decreased $623.5 million, or 10.5%, between the comparable periods, while the average balance of cash equivalents decreased $903.1 million. The tax equivalent yield on the investment securities portfolio, excluding cash equivalents, increased 27 basis points from 1.74% in the first quarter of 2022 to 2.01% in the first quarter of 2023, while the yield on cash equivalents increased 330 basis points from 0.19% to 3.49%. The blended tax equivalent yield on investments, including cash equivalents, increased 49 basis points, from 1.53% to 2.02%, as the average balance of cash equivalents decreased significantly due in part to the funding of strong organic loan growth. Interest income on investments, including cash equivalents, decreased $2.3 million, from $27.8 million in the fourth quarter of 2022 to $25.5 million in the first quarter of 2023 due primarily to the impact of a lower average book value of investment securities due to the aforementioned sale of certain available-for-sale investment securities associated with the Company’s first quarter balance sheet repositioning.

Interest expense increased from $2.8 million in the first quarter of 2022 to $14.9 million in the first quarter of 2023, a $12.1 million increase between the periods. The increase in interest expense was driven by a 50 basis point increase in the cost of interest-bearing liabilities, from 0.12% in the first quarter of 2022 to 0.62% in the first quarter of 2023, and a $223.5 million, or 2.4%, increase in average interest-bearing liabilities between the periods. This included a $4.7 million increase in interest expense on borrowings due to both a $399.6 million increase in average borrowings and an increase in the rate on average borrowings, from 0.33% in the first quarter of 2022 to 2.78% in the first quarter of 2023. The average interest-bearing deposit cost of funds also increased 34 basis points, from 0.11% in the first quarter of 2022 to 0.45% in the first quarter of 2023, while average interest-bearing deposit balances decreased $176.1 million, or 1.9%, between the periods, with the net result being a $7.4 million increase in interest expense on deposits. The Company’s average cost of funds was up 35 basis points, from 0.09% in the first quarter of 2022 to 0.44% in the first quarter of 2023, while the average cost of total deposits remained low at 0.31% for the quarter. Through the end of the first quarter, the Company’s cycle-to-date deposit beta was 5% and the cycle-to-date total funding beta was 8%. The target Federal Funds rate has increased 450 basis points over the prior twelve months, while the Company’s total deposit costs and total funding costs increased 23 basis points and 35 basis points, respectively, over the same period.

During the first quarter of 2023, the Company recorded a provision for credit losses of $3.5 million driven by a weaker economic forecast combined with a $172.9 million increase in loans outstanding. Comparatively, the Company recorded a provision for credit losses of $0.9 million during the first quarter of 2022 when economic forecasts were generally stable and loans outstanding increased $48.6 million during that quarter. During the fourth quarter of 2022, the Company recorded a provision for credit losses of $2.8 million, due in part to a $265.8 million increase in loans outstanding, combined with a less favorable economic forecast during that quarter.

Employee benefit services revenues for the first quarter of 2023 were $29.4 million, down $0.2 million, or 0.7%, in comparison to the first quarter of 2022. The decline in revenues was driven primarily by a decline in asset-based fees reflecting the impact from lower financial market valuations. Wealth management services revenues for the first quarter of 2023 were $8.2 million, down from $8.6 million in the first quarter of 2022. The $0.4 million, or 4.5%, decrease in wealth management services revenues was primarily driven by more challenging investment market conditions. The Company recorded insurance services revenues of $11.5 million in the first quarter of 2023, which represents a $1.1 million, or 10.7%, increase versus the prior year’s first quarter, reflective primarily of a strong premium market and organic growth. Banking noninterest revenues decreased $0.6 million, or 3.6%, from $17.0 million in the first quarter of 2022 to $16.4 million in the first quarter of 2023. This was driven by a $0.7 million, or 4.4%, decrease in deposit service and other banking fees reflective of the Company’s implementation of certain deposit fee changes, including the elimination of nonsufficient and unavailable funds fees, late in the fourth quarter of 2022. Comparatively, the Company recorded $29.0 million of employee benefit services revenues, $7.4 million of wealth management services revenues and $8.3 million of insurance services revenues during the fourth quarter of 2022, which on a combined basis were $4.4 million lower than the financial services business revenues generated in the first quarter of 2023. Fourth quarter 2022 banking noninterest revenues were $19.0 million, $2.6 million, or 15.8%, higher than first quarter 2023 banking noninterest revenues, driven by a decrease in debit interchange revenues, overdraft occurrences, as well as the aforementioned implementation of certain deposit fee changes.

The Company recorded $114.0 million in total operating expenses in the first quarter of 2023, compared to $99.8 million of total operating expenses in the prior year’s first quarter. The $14.2 million, or 14.3%, increase in operating expenses was attributable to a $9.8 million, or 16.0%, increase in salaries and employee benefits, a $4.2 million, or 39.7%, increase in other expenses, a $0.5 million, or 3.7%, increase in data processing and communications expenses and a $0.1 million, or 0.7%, increase in occupancy and equipment expenses, partially offset by a $0.3 million decrease in acquisition-related expenses and a $0.1 million, or 1.7%, decrease in amortization of intangible assets. The increase in salaries and benefits expense was driven by increases in merit, severance and incentive-related employee wages, acquisition-related and other additions to staffing, higher payroll taxes and higher employee benefit-related expenses. Other expenses were up due to increases in legal and professional fees, insurance and travel-related expenses, business development and marketing expenses, along with incremental expenses associated with operating an expanded franchise subsequent to the Elmira acquisition in the second quarter of 2022. The higher insurance expenses reflected larger FDIC insurance expenses due in part to a higher base assessment rate effective at the beginning of 2023. The increase in data processing and communications expenses was due to the Company’s continued investment in customer-facing and back office digital technologies between the comparable periods. The slight increase in occupancy and equipment expense was driven by inflationary pressures, partially offset by the impact of branch office consolidations between the periods. In comparison, the Company recorded $105.9 million of total operating expenses in the fourth quarter of 2022. The $8.2 million, or 7.7%, increase in total operating expenses between the fourth quarter of 2022 and the first quarter of 2023 was largely attributable to a $7.4 million, or 11.5%, increase in salaries and employee benefits and a $0.7 million, or 5.0%, increase in other expenses reflective of higher FDIC insurance expenses due in part to a higher base assessment rate.

The effective tax rate for the first quarter of 2023 was 16.9%, down from 21.4% in the first quarter of 2022. Excluding the impact of tax benefits related to stock-based compensation activity, the effective tax rate was 21.4% in the first quarter of 2023, down from 22.3% in the first quarter of 2022.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-purchased credit deteriorated (“PCD”) loans, expenses associated with acquisitions, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, gain on debt extinguishment, loss on sales of investment securities and unrealized (loss) gain on equity securities. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, gain on debt extinguishment, loss on sales of investment securities and unrealized (loss) gain on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors and analysts measure underlying core performance and improves comparability to other organizations that have not engaged in acquisitions. Diluted adjusted net earnings per share, a non-GAAP measure, were $0.90 in the first quarter of 2023, compared to $0.91 in the first quarter of 2022 and $1.00 in the fourth quarter of 2022. Adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, was $1.16 in the first quarter of 2023, compared to $1.12 in the first quarter of 2022 and $1.29 in the fourth quarter of 2022.

Financial Position and Liquidity

The Company’s total assets were $15.26 billion at March 31, 2023, representing a $369.9 million, or 2.4%, decrease from one year prior and a $579.7 million, or 3.7%, decrease from the end of the fourth quarter of 2022. The decrease in the Company’s total assets during the prior twelve-month period was primarily driven by the aforementioned sales of certain available-for-sale investment securities and the related pay down of overnight borrowings and a decline in the pre-tax market value adjustment on the investment securities portfolio due to higher market interest rates, partially offset by organic loan growth and the Elmira acquisition. The book value of average interest-earning assets was down from $14.24 billion in the first quarter of 2022 to $14.20 billion in the first quarter of 2023, representing a $31.8 million, or 0.2%, decrease. This included a $903.1 million decrease in average cash equivalents and a $623.5 million, or 10.5%, decrease in the average book value of investment securities, partially offset by a $1.49 billion, or 20.2%, increase in average loans outstanding. Average deposit balances decreased $100.8 million, or 0.8%, between the first quarter of 2022 and the first quarter of 2023.

On a linked quarter basis, the book value of average interest-earning assets decreased $662.1 million, or 4.5%, due primarily to a decrease in the average book value of investment securities, partially offset by higher average loan balances. The average book value of investment securities decreased $843.5 million, or 13.7%, during the quarter, driven primarily by the aforementioned sales of certain available-for-sale investment securities in connection with a balance sheet repositioning, while average cash equivalents increased $1.3 million, or 4.8%, between linked quarters. Average loan balances increased $180.1 million, or 2.1%, during the quarter reflecting continued strong organic growth. Average loan balances for business lending, consumer indirect and consumer mortgage loans increased during the first quarter, while the average balances of home equity and consumer direct loans decreased. Average deposit balances decreased $211.5 million, or 1.6%, compared to the fourth quarter of 2022.

Ending loans at March 31, 2023 of $8.98 billion were $172.9 million, or 2.0%, higher than the fourth quarter of 2022 and $1.56 billion, or 21.0%, higher than one year prior. The increase in ending loans year-over-year was driven by increases in all loan categories due to net organic growth and the Elmira acquisition. Over the past twelve months, business lending loans increased $645.4 million, or 20.8%, consumer indirect loans increased $429.3 million, or 36.5%, consumer mortgage loans increased $427.1 million, or 16.5%, home equity loans increased $33.7 million, or 8.5%, and consumer direct loans increased $24.5 million, or 16.1%. The increase in loans outstanding on a linked quarter basis was driven by a $102.3 million, or 2.8%, increase in business lending loans, a $66.0 million, or 4.3%, increase in consumer indirect loans and a $7.2 million, or 0.2%, increase in consumer mortgage loans, all of which reflected organic growth, partially offset by a $2.0 million, or 0.5%, decrease in home equity loans and a $0.6 million, or 0.3%, decrease in consumer direct loans.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At March 31, 2023, the Company’s readily available sources of liquidity totaled $4.69 billion, including cash and cash equivalents balances, net of float, of $109.7 million. The Company also maintains an investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $4.56 billion at March 31, 2023, $1.21 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at March 31, 2023 was $1.84 billion and it had access to $1.54 billion of funding availability at the Federal Reserve Bank’s discount window. The available sources of immediately available liquidity represent over 200% of the Company’s estimated uninsured deposits, net of collateralized deposits and are exclusive of any potential benefits from utilization of the Federal Reserve Bank’s Bank Term Funding Program announced on March 12, 2023.

The Company’s management believes that its financial position continues to be very solid. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $1.63 billion at March 31, 2023 was $218.1 million, or 11.8%, lower than one year ago despite strong earnings retention primarily because of a $239.7 million decline in accumulated other comprehensive income related to the Company’s investment securities portfolio due to higher market interest rates. Shareholders’ equity was up $82.3 million, or 5.3%, from the end of the fourth quarter of 2022, primarily driven by a $108.6 million increase in accumulated other comprehensive income related to the Company’s investment securities portfolio.

At March 31, 2023, all of the Company’s and the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 9.06% at March 31, 2023, which substantially exceeds the regulatory well-capitalized standard of 5.0%. The Company’s shareholders’ equity to assets ratio (GAAP) was 10.71% at March 31, 2023, down from 11.85% at March 31, 2022, but up from 9.80% at December 31, 2022. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 5.41% at March 31, 2023, down from 6.98% a year earlier, but up from 4.64% at the end of the fourth quarter of 2022. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from one year prior was primarily driven by a $254.6 million, or 24.6%, decrease in tangible equity due to the aforementioned decline in accumulated other comprehensive income related to the Company’s investment securities portfolio and a $37.9 million net increase in intangible assets primarily driven by the Elmira acquisition, partially offset by a $406.4 million, or 2.7%, decrease in tangible assets due primarily to the aforementioned sales of certain available-for-sale investment securities. The increase in the net tangible equity to net tangible assets ratio (non-GAAP) from the fourth quarter of 2022 was driven by an $83.5 million, or 12.0%, increase in tangible equity and a $578.5 million, or 3.9%, decrease in tangible assets.

As previously announced, in December 2022 the Company’s Board of Directors (the “Board”) approved a stock repurchase program authorizing the repurchase of up to 2.70 million shares of the Company’s common stock during a twelve-month period starting January 1, 2023. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were 200,000 shares repurchased pursuant to the 2023 stock repurchase program in the first quarter of 2023.

Allowance for Credit Losses and Asset Quality

At March 31, 2023, the Company’s allowance for credit losses totaled $63.2 million, or 0.70% of total loans outstanding. This compares to $61.1 million, or 0.69% of total loans outstanding, at the end of the fourth quarter of 2022 and $50.1 million, or 0.68% of total loans outstanding, at March 31, 2022. Reflective of a weaker economic forecast and an increase in loans outstanding, the Company recorded a $3.5 million provision for credit losses during the first quarter of 2023. The Company recorded net charge-offs of $1.5 million, or an annualized 0.07% of average loans, in the first quarter of 2023. This compares to net charge-offs of $0.5 million, or an annualized 0.03% of average loans, in the first quarter of 2022 and net charge-offs of $2.1 million, or an annualized 0.09% of average loans, in the fourth quarter of 2022.

At March 31, 2023, nonperforming (90 or more days past due and non-accruing) loans increased slightly to $33.8 million, or 0.38%, of total loans outstanding compared to $33.4 million, or 0.38%, of total loans outstanding at the end of the fourth quarter of 2022, but declined from $36.0 million, or 0.49%, of total loans outstanding one year earlier. Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding was 0.73% at the end of the first quarter of 2023. This compares to 0.84% at the end of the first quarter of 2022 and 0.89% at the end of the fourth quarter of 2022. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing), which tend to exhibit seasonal characteristics, were 0.35% of total loans outstanding at March 31, 2023, down from 0.51% at the end of the fourth quarter of 2022 and consistent with 0.35% one year earlier.

Dividend Increase

During the first quarter of 2023, the Company declared a quarterly cash dividend of $0.44 per share on its common stock, up 2.3% from the $0.43 dividend declared in the first quarter of 2022, representing an annualized yield of 3.7% based upon the $47.20 closing price of the Company’s stock on April 24, 2023. The $0.01 increase in the quarterly dividend declared in the third quarter of 2022 marked the 30th consecutive year of dividend increases for the Company. “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long term returns to our shareholders, and it reflects the continued strength of our current operating performance and capital position, and our confidence in the future of the Company,” said Mr. Tryniski.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 25, 2023, to discuss the first quarter 2023 results. The conference call can be accessed at 1-833-630-0464 (1-412-317-1809 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/9N2aOaWwpYJ.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 210 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.2 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to or resulting from recent bank failures; current and future economic and market conditions, including the effects on housing prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the potential adverse effects of unusual and infrequently occurring events; management’s estimates and projections of interest rates and interest rate policies; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$100,362	$96,168	$88,434	$77,959	$72,514
Investment income	25,520	27,815	27,441	28,216	25,182
Total interest income	125,882	123,983	115,875	106,175	97,696
Interest expense	14,852	11,760	5,481	3,034	2,824
Net interest income	111,030	112,223	110,394	103,141	94,872
Acquisition-related provision for credit losses	0	0	0	3,927	0
Provision for credit losses	3,500	2,768	5,061	2,111	906
Net interest income after provision for credit losses	107,530	109,455	105,333	97,103	93,966
Deposit service and other banking fees	16,156	19,228	18,364	17,008	16,894
Mortgage banking	275	(205)	171	269	155
Wealth management and insurance services	19,767	15,680	18,834	17,921	19,042
Employee benefit services	29,384	29,023	27,884	28,921	29,580
Loss on sales of investment securities	(52,329)	0	0	0	0
Gain on debt extinguishment	242	0	0	0	0
Unrealized (loss) gain on equity securities	0	(20)	(4)	(22)	2
Total noninterest revenues	13,495	63,706	65,249	64,097	65,673
Salaries and employee benefits	71,487	64,103	66,190	65,398	61,648
Data processing and communications	13,129	13,645	14,184	13,611	12,659
Occupancy and equipment	11,024	10,673	10,364	10,424	10,952
Amortization of intangible assets	3,667	3,794	3,837	3,851	3,732
Acquisition-related contingent consideration adjustment	0	(700)	0	400	0
Acquisition expenses	57	353	409	3,960	299
Other	14,688	13,984	13,201	12,780	10,517
Total operating expenses	114,052	105,852	108,185	110,424	99,807
Income before income taxes	6,973	67,309	62,397	50,776	59,832
Income taxes	1,175	14,779	13,706	10,971	12,777
Net income	$5,798	$52,530	$48,691	$39,805	$47,055
Basic earnings per share	$0.11	$0.97	$0.90	$0.74	$0.87
Diluted earnings per share	$0.11	$0.97	$0.90	$0.73	$0.86
Profitability
Return on assets	0.15%	1.33%	1.24%	1.03%	1.22%
Return on equity	1.49%	14.12%	11.49%	9.16%	9.35%
Return on tangible equity(2)	3.26%	33.73%	23.76%	17.61%	15.63%
Noninterest revenues/operating revenues (FTE)(1)	37.1%	36.2%	37.2%	38.3%	40.9%
Efficiency ratio	62.5%	58.2%	59.3%	61.1%	59.6%
Components of Net Interest Margin (FTE)
Loan yield	4.59%	4.39%	4.22%	4.05%	3.99%
Cash equivalents yield	3.49%	2.83%	1.76%	0.65%	0.19%
Investment yield	2.01%	1.85%	1.80%	1.81%	1.74%
Earning asset yield	3.63%	3.34%	3.18%	2.97%	2.81%
Interest-bearing deposit rate	0.45%	0.26%	0.17%	0.12%	0.11%
Borrowing rate	2.78%	2.63%	1.34%	0.44%	0.33%
Cost of all interest-bearing funds	0.62%	0.47%	0.23%	0.13%	0.12%
Cost of funds (includes DDA)	0.44%	0.33%	0.16%	0.09%	0.09%
Net interest margin (FTE)	3.20%	3.02%	3.03%	2.89%	2.73%
Fully tax-equivalent adjustment	$1,091	$1,118	$1,118	$1,008	$830

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$8,884,164	$8,704,051	$8,333,148	$7,725,107	$7,389,290
Cash equivalents	27,775	26,501	25,730	472,671	930,882
Taxable investment securities	4,760,089	5,590,538	5,701,691	5,760,399	5,502,965
Nontaxable investment securities	532,604	545,679	551,610	513,506	413,268
Total interest-earning assets	14,204,632	14,866,769	14,612,179	14,471,683	14,236,405
Total assets	15,366,863	15,665,726	15,553,296	15,452,712	15,596,209
Interest-bearing deposits	8,925,555	8,982,442	9,142,333	9,268,859	9,101,664
Borrowings	717,788	879,194	481,657	310,674	318,193
Total interest-bearing liabilities	9,643,343	9,861,636	9,623,990	9,579,533	9,419,857
Noninterest-bearing deposits	4,043,494	4,198,086	4,192,615	4,061,738	3,968,197
Shareholders' equity	1,576,717	1,476,093	1,680,525	1,743,410	2,040,843
Balance Sheet Data
Cash and cash equivalents	$189,298	$209,896	$247,391	$197,628	$1,020,926
Investment securities	4,630,741	5,314,888	5,227,292	5,643,022	5,831,616
Loans:
Business lending	3,747,942	3,645,665	3,494,425	3,331,998	3,102,533
Consumer mortgage	3,019,718	3,012,475	2,975,521	2,903,822	2,592,586
Consumer indirect	1,605,659	1,539,653	1,461,235	1,309,753	1,176,373
Home equity	432,027	433,996	433,027	425,437	398,316
Consumer direct	176,989	177,605	179,399	173,686	152,445
Total loans	8,982,335	8,809,394	8,543,607	8,144,696	7,422,253
Allowance for credit losses	63,170	61,059	60,363	55,542	50,147
Goodwill and intangible assets, net	900,914	902,837	909,224	917,891	863,038
Other assets	615,835	659,695	727,396	640,138	538,197
Total assets	15,255,953	15,835,651	15,594,547	15,487,833	15,625,883
Deposits:
Noninterest-bearing	3,949,801	4,140,617	4,281,859	4,092,073	4,036,563
Non-maturity interest-bearing	8,106,734	7,964,983	8,296,993	8,268,649	8,388,800
Time	1,054,137	906,708	907,469	997,050	892,304
Total deposits	13,110,672	13,012,308	13,486,321	13,357,772	13,317,667
Borrowings	380,291	1,134,526	492,044	309,226	302,395
Subordinated notes payable	0	3,249	3,256	3,263	3,270
Accrued interest and other liabilities	130,977	133,863	151,763	155,876	150,448
Total liabilities	13,621,940	14,283,946	14,133,384	13,826,137	13,773,780
Shareholders' equity	1,634,013	1,551,705	1,461,163	1,661,696	1,852,103
Total liabilities and shareholders' equity	15,255,953	15,835,651	15,594,547	15,487,833	15,625,883
Capital and Other
Tier 1 leverage ratio	9.06%	8.79%	8.78%	8.65%	9.09%
Tangible equity/net tangible assets(2)	5.41%	4.64%	4.08%	5.40%	6.98%
Loan-to-deposit ratio	68.5%	67.7%	63.4%	61.0%	55.7%
Diluted weighted average common shares O/S	54,207	54,253	54,290	54,393	54,515
Period end common shares outstanding	53,725	53,737	53,736	53,734	53,913
Cash dividends declared per common share	$0.44	$0.44	$0.44	$0.43	$0.43
Book value	$30.41	$28.88	$27.19	$30.92	$34.35
Tangible book value(2)	$14.49	$12.93	$11.18	$14.69	$19.16
Common stock price (end of period)	$52.49	$62.95	$60.08	$63.28	$70.15

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$29,745	$29,245	$28,076	$31,686	$32,213
Accruing loans 90+ days delinquent	4,027	4,119	4,416	5,439	3,816
Total nonperforming loans	33,772	33,364	32,492	37,125	36,029
Other real estate owned (OREO)	508	503	527	619	416
Total nonperforming assets	34,280	33,867	33,019	37,744	36,445
Net charge-offs	1,511	2,054	358	383	539
Allowance for credit losses/loans outstanding	0.70%	0.69%	0.71%	0.68%	0.68%
Nonperforming loans/loans outstanding	0.38%	0.38%	0.38%	0.46%	0.49%
Allowance for credit losses/nonperforming loans	187%	183%	186%	150%	139%
Net charge-offs/average loans	0.07%	0.09%	0.02%	0.02%	0.03%
Delinquent loans/ending loans	0.73%	0.89%	0.71%	0.75%	0.84%
Provision for credit losses/net charge-offs	232%	135%	1,415%	1,577%	168%
Nonperforming assets/total assets	0.22%	0.21%	0.21%	0.24%	0.23%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$5,798	$52,530	$48,691	$39,805	$47,055
Income taxes	1,175	14,779	13,706	10,971	12,777
Income before income taxes	6,973	67,309	62,397	50,776	59,832
Provision for credit losses	3,500	2,768	5,061	6,038	906
Pre-tax, pre-provision net revenue (non-GAAP)	10,473	70,077	67,458	56,814	60,738
Acquisition expenses	57	353	409	3,960	299
Acquisition-related contingent consideration adjustment	0	(700)	0	400	0
Loss on sales of investment securities	52,329	0	0	0	0
Gain on debt extinguishment	(242)	0	0	0	0
Unrealized loss (gain) on equity securities	0	20	4	22	(2)
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$62,617	$69,750	$67,871	$61,196	$61,035

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.11	$0.97	$0.90	$0.73	$0.86
Income taxes	0.02	0.27	0.25	0.20	0.24
Income before income taxes	0.13	1.24	1.15	0.93	1.10
Provision for credit losses	0.07	0.06	0.10	0.12	0.01
Pre-tax, pre-provision net revenue per share (non-GAAP)	0.20	1.30	1.25	1.05	1.11
Acquisition expenses	0.00	0.00	0.00	0.07	0.01
Acquisition-related contingent consideration adjustment	0.00	(0.01)	0.00	0.01	0.00
Loss on sales of investment securities	0.96	0.00	0.00	0.00	0.00
Gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.16	$1.29	$1.25	$1.13	$1.12

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$5,798	$52,530	$48,691	$39,805	$47,055
Acquisition expenses	57	353	409	3,960	299
Tax effect of acquisition expenses	(12)	(78)	(90)	(856)	(64)
Subtotal (non-GAAP)	5,843	52,805	49,010	42,909	47,290
Acquisition-related contingent consideration adjustment	0	(700)	0	400	0
Tax effect of acquisition-related contingent consideration adjustment	0	154	0	(86)	0
Subtotal (non-GAAP)	5,843	52,259	49,010	43,223	47,290
Acquisition-related provision for credit losses	0	0	0	3,927	0
Tax effect of acquisition-related provision for credit losses	0	0	0	(848)	0
Subtotal (non-GAAP)	5,843	52,259	49,010	46,302	47,290
Loss on sales of investment securities	52,329	0	0	0	0
Tax effect of loss on sales of investment securities	(11,171)	0	0	0	0
Subtotal (non-GAAP)	47,001	52,259	49,010	46,302	47,290
Gain on debt extinguishment	(242)	0	0	0	0
Tax effect of gain on debt extinguishment	52	0	0	0	0
Subtotal (non-GAAP)	46,811	52,259	49,010	46,302	47,290
Unrealized loss (gain) on equity securities	0	20	4	22	(2)
Tax effect of unrealized loss (gain) on equity securities	0	(4)	(1)	(5)	0
Operating net income (non-GAAP)	46,811	52,275	49,013	46,319	47,288
Amortization of intangibles	3,667	3,794	3,837	3,851	3,732
Tax effect of amortization of intangibles	(783)	(833)	(843)	(832)	(797)
Subtotal (non-GAAP)	49,695	55,236	52,007	49,338	50,223
Acquired non-PCD loan accretion	(1,079)	(1,138)	(1,397)	(1,023)	(734)
Tax effect of acquired non-PCD loan accretion	230	250	307	221	157
Adjusted net income (non-GAAP)	$48,846	$54,348	$50,917	$48,536	$49,646

Return on average assets
Adjusted net income (non-GAAP)	$48,846	$54,348	$50,917	$48,536	$49,646
Average total assets	15,366,863	15,665,726	15,553,296	15,452,712	15,596,209
Adjusted return on average assets (non-GAAP)	1.29%	1.38%	1.30%	1.26%	1.29%

Return on average equity
Adjusted net income (non-GAAP)	$48,846	$54,348	$50,917	$48,536	$49,646
Average total equity	1,576,717	1,476,093	1,680,525	1,743,410	2,040,843
Adjusted return on average equity (non-GAAP)	12.56%	14.61%	12.02%	11.17%	9.87%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Earnings per common share
Diluted earnings per share (GAAP)	$0.11	$0.97	$0.90	$0.73	$0.86
Acquisition expenses	0.00	0.00	0.00	0.07	0.01
Tax effect of acquisition expenses	0.00	0.00	0.00	(0.02)	0.00
Subtotal (non-GAAP)	0.11	0.97	0.90	0.78	0.87
Acquisition-related contingent consideration adjustment	0.00	(0.01)	0.00	0.01	0.00
Tax effect of acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.11	0.96	0.90	0.79	0.87
Acquisition-related provision for credit losses	0.00	0.00	0.00	0.07	0.00
Tax effect of acquisition-related for provision credit losses	0.00	0.00	0.00	(0.01)	0.00
Subtotal (non-GAAP)	0.11	0.96	0.90	0.85	0.87
Loss on sales of investment securities	0.96	0.00	0.00	0.00	0.00
Tax effect of loss on sales of investment securities	(0.21)	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.86	0.96	0.90	0.85	0.87
Gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.86	0.96	0.90	0.85	0.87
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.86	0.96	0.90	0.85	0.87
Amortization of intangibles	0.07	0.07	0.07	0.07	0.07
Tax effect of amortization of intangibles	(0.01)	(0.02)	(0.02)	(0.02)	(0.02)
Subtotal (non-GAAP)	0.92	1.01	0.95	0.90	0.92
Acquired non-PCD loan accretion	(0.02)	(0.02)	(0.02)	(0.02)	(0.01)
Tax effect of acquired non-PCD loan accretion	0.00	0.01	0.01	0.01	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.90	$1.00	$0.94	$0.89	$0.91

Noninterest operating expenses
Noninterest expenses (GAAP)	$114,052	$105,852	$108,185	$110,424	$99,807
Amortization of intangibles	(3,667)	(3,794)	(3,837)	(3,851)	(3,732)
Acquisition expenses	(57)	(353)	(409)	(3,960)	(299)
Acquisition-related contingent consideration adjustment	0	700	0	(400)	0
Total adjusted noninterest expenses (non-GAAP)	$110,328	$102,405	$103,939	$102,213	$95,776

Efficiency ratio (GAAP)
Noninterest expenses (GAAP) – numerator	$114,052	$105,852	$108,185	$110,424	$99,807
Net interest income (GAAP)	111,030	112,223	110,394	103,141	94,872
Noninterest revenues (GAAP)	13,495	63,706	65,249	64,097	65,673
Total revenues (GAAP) – denominator	124,525	175,929	175,643	167,238	160,545
Efficiency ratio (GAAP)	91.6%	60.2%	61.6%	66.0%	62.2%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Efficiency ratio (non-GAAP)
Adjusted noninterest expenses (non-GAAP) - numerator	$110,328	$102,405	$103,939	$102,213	$95,776
Fully tax-equivalent net interest income	112,121	113,341	111,512	104,149	95,702
Noninterest revenues	13,495	63,706	65,249	64,097	65,673
Acquired non-PCD loan accretion	(1,079)	(1,138)	(1,397)	(1,023)	(734)
Unrealized loss (gain) on equity securities	0	20	4	22	(2)
Loss on sales of investment securities	52,329	0	0	0	0
Gain on debt extinguishment	(242)	0	0	0	0
Operating revenues (non-GAAP) - denominator	176,624	175,929	175,368	167,245	160,639
Efficiency ratio (non-GAAP)	62.5%	58.2%	59.3%	61.1%	59.6%

Balance sheet data
Total assets
Total assets (GAAP)	$15,255,953	$15,835,651	$15,594,547	$15,487,833	$15,625,883
Intangible assets	(900,914)	(902,837)	(909,224)	(917,891)	(863,038)
Deferred taxes on intangible assets	45,369	46,130	48,893	45,349	43,968
Total tangible assets (non-GAAP)	$14,400,408	$14,978,944	$14,734,216	$14,615,291	$14,806,813

Total common equity
Shareholders' equity (GAAP)	$1,634,013	$1,551,705	$1,461,163	$1,661,696	$1,852,103
Intangible assets	(900,914)	(902,837)	(909,224)	(917,891)	(863,038)
Deferred taxes on intangible assets	45,369	46,130	48,893	45,349	43,968
Total tangible common equity (non-GAAP)	$778,468	$694,998	$600,832	$789,154	$1,033,033

Shareholders’ equity-to-assets ratio at quarter end
Total shareholders’ equity (GAAP) - numerator	$1,634,013	$1,551,705	$1,461,163	$1,661,696	$1,852,103
Total assets (GAAP) - denominator	15,255,953	15,835,651	15,594,547	15,487,833	15,625,883
Net shareholders’ equity-to-assets ratio at quarter end (GAAP)	10.71%	9.80%	9.37%	10.73%	11.85%

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$778,468	$694,998	$600,832	$789,154	$1,033,033
Total tangible assets (non-GAAP) - denominator	14,400,408	14,978,944	14,734,216	14,615,291	14,806,813
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	5.41%	4.64%	4.08%	5.40%	6.98%

(1) Excludes loss on sales of investment securities, gain on debt extinguishment and unrealized gain (loss) on equity securities.
(2) Includes deferred tax liabilities related to certain intangible assets.

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